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                                                                     EXHIBIT 3.1


                             CERTIFICATE OF INCORPORATION

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                                  STATE OF DELAWARE

                           OFFICE OF THE SECRETARY OF STATE
                          ---------------------------------


    I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "HEARTLAND COMMUNICATIONS & INFORMATION, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MARCH, A.D. 1996, AT 9 O'CLOCK A.M.
    A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

                                  [SEAL]  /s/ Edward Freel
                                         --------------------------------------
                                         EDWARD J. FREEL, SECRETARY OF STATE
                                         AUTHENTICATION:   7885133

                                                   DATE:   03-27-96

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                             CERTIFICATE OF INCORPORATION

                                          OF

                     HEARTLAND COMMUNICATIONS & INFORMATION, INC.

                            ------------------------------

    FIRST.    The name of this corporation shall be:

                     HEARTLAND COMMUNICATIONS & INFORMATION, INC.

    SECOND.   Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

    THIRD.    The purpose or purposes of the corporation shall be:

    To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

    FOURTH.   The total number of shares of stock which this corporation is authorized to issue is:

Fifteen Million (15,000,000) shares with a par value of $.001 each amounting to Fifteen Thousand Dollars ($15,000) of which Five Million (5,000,000) shares with a par value of $.001 each are CoCommon Stock and Ten Million (10,000,000) shares with a par value of $.001 each are Preferred Stock.

    FIFTH.    The name and address of the incorporator is as follows:

                        Dolores E.H. Cleaver
                        Corporation Service Company
                        1013 Centre Road
                        Wilmington, DE 19805


    SIXTH.    The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

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    SEVENTH.  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

    IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twenty-seventh day of March, A.D., 1996.

                                                 /s/ Dolores E. H. Cleaver
                                                 -------------------------
                                                 Dolores E. H. Cleaver
                                                 Incorporator